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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Definitive Proxy Statement
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divine, inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY MATERIALS
DATED APRIL 12, 2002,
SUBJECT TO COMPLETION

1301 N. Elston Avenue, Chicago, Illinois 60622
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 21, 2002

        You are cordially invited to attend the annual meeting of stockholders of divine, inc., which will be held at divine's offices located at 1301 N. Elston Avenue, Chicago, Illinois on Tuesday, May 21, 2002, at 9:30 a.m., Central time, for the following purposes:

    1.
    To elect directors.

    2.
    To ratify the action of the Board of Directors in appointing KPMG LLP as your Company's independent auditors for 2002.

    3.
    To approve an amendment to the Company's Third Amended and Restated Certificate of Incorporation to effect a reverse stock split of all of the outstanding shares of Class A common stock, at a ratio between 1-for-10 and 1-for-25 to be determined later at the discretion of our Board of Directors. A copy of the proposed amendment is included as Exhibit A to the enclosed proxy statement.

    4.
    To transact any other business that may be presented at the meeting.

        Only stockholders of record at the close of business on March 27, 2002 are entitled to vote at the meeting. A list of those stockholders will be available during normal business hours for a period of 10 days prior to the meeting. The list may be examined by any stockholder, for any purpose relevant to the meeting, at our offices at 1301 N. Elston Avenue, Chicago, Illinois.

        A proxy statement and a proxy card solicited by our Board of Directors are enclosed with this notice. It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to vote and submit your proxy by phone, by Internet, or by marking, dating, and signing the enclosed proxy card and returning it in the envelope provided for that purpose, which does not require postage if mailed in the United States. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

                      Jude M. Sullivan
                       Secretary and General Counsel

Chicago, Illinois
April __, 2002

  YOU ARE URGED TO MARK, DATE, AND SIGN THE ENCLOSED
  PROXY AND RETURN IT PROMPTLY, OR SUBMIT YOUR VOTE AND PROXY BY
  PHONE OR THE INTERNET. THE PROXY IS
  REVOCABLE AT ANY TIME PRIOR TO ITS USE

DIVINE, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 21, 2002

        We sent you this Proxy Statement because our Board of Directors is soliciting your proxy to vote your shares of divine Class A common stock at our upcoming 2002 Annual Meeting of Stockholders, and at any postponement or adjournment of that meeting. The meeting is to be held at our offices located at 1301 N. Elston Avenue, Chicago, Illinois on Tuesday, May 21, 2002, at 9:30 a.m., Central time. If your proxy is properly submitted by phone, by Internet, or by an executed proxy card returned in a timely manner, it will be voted at the meeting according to the directions you provide. If you do not provide any direction, your proxy will be voted (1) for the election as directors of the nominees named in this Proxy Statement, (2) to ratify the selection of KPMG LLP as independent auditors for 2002, and (3) to approve an amendment to our Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to effect a reverse stock split of all of our outstanding shares of Class A common stock ("Common Stock"), at a ratio between 1-for-10 and 1-for-25, to be determined later at the discretion of our Board of Directors. Your proxy also will be voted on any other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. You have the power to revoke your proxy at any time before it is voted, either in person at the meeting, by written notice to the Secretary of divine, or by delivery of a later-dated proxy.

        Our principal executive offices are located at 1301 N. Elston Avenue, Chicago, Illinois 60622 (telephone 773.394.6600). This Proxy Statement is dated April    , 2002 and we expect to mail proxy materials to you beginning on or about that date. In this Proxy Statement, the words "divine," "Company," "we," "our," "ours," and "us" refer to divine, inc. and its subsidiaries.

SHARES OUTSTANDING AND VOTING RIGHTS

        Only stockholders of record at the close of business on March 27, 2002 are entitled to vote at the annual meeting of stockholders. The only voting stock of divine outstanding is our Common Stock, of which 457,145,645 shares were outstanding as of the close of business on March 27, 2002. Each share of our common stock is entitled to one vote.

        The two nominees who receive the highest number of affirmative votes will be elected as directors. For this purpose, only the votes from the holders of the shares of our common stock that are present in person or represented by proxy and entitled to vote at the meeting will be counted. In general, approval of any matter by stockholders requires the affirmative vote of the holders of a majority of the shares of our Common Stock that are present in person or represented by proxy and entitled to vote at the meeting. Accordingly, the ratification of our independent auditors for the current year requires the affirmative vote of the holders of a majority of the shares of our Common Stock that are present in person or represented by proxy and entitled to vote at the meeting. However, the amendment to our Certificate of Incorporation to effect the reverse stock split requires the affirmative vote of the majority of our issued and outstanding shares of Common Stock. Abstentions, directions to withhold authority, and broker non-votes are counted as shares present in the determination of whether the shares of Common Stock represented at the meeting constitute a quorum. Abstentions are counted in the tabulations of votes cast on a proposal presented to stockholders. Thus, an abstention from voting on a matter has the same legal effect as a vote against the matter. Broker non-votes and directions to withhold authority are counted as present, but are deemed not entitled to vote on proposals for which brokers do not have discretionary authority and, therefore, have no effect other than to reduce the affirmative votes needed to approve a proposal. However, broker non-votes and directions to withhold authority have the same legal effect as a vote against the proposal to amend our Certificate of Incorporation to effect a reverse stock split.

PROPOSAL 1. ELECTION OF OUR BOARD OF DIRECTORS

        Our Board of Directors is comprised of 10 directors and is divided into three classes with staggered three-year terms. Two directors are to be elected at the meeting as Class III directors with terms expiring at our annual meeting of stockholders in 2005. Our other directors are not up for election this year and will continue in office for the remainder of their terms or until they resign. We have designated two persons, named below, as nominees for election as directors. If elected, they will serve for a term expiring at the annual meeting of stockholders in 2005. Both of the nominees are serving as directors as of the date of this Proxy Statement.

        Unless you otherwise instruct us, your properly executed proxy, that is returned in a timely manner or submitted by phone or Internet, will be voted for election of these two nominees. If, however, either of these nominees should be unable or should fail to act as a nominee because of an unexpected occurrence, your proxy will be voted for such other person as the holders of your proxy, acting in their discretion, may determine. In the alternative, the Board of Directors may make a reduction in the number of directors to be elected.

        Biographical information concerning our two nominees and our continuing directors is presented below.

Directors Nominated This Year for Terms Expiring in 2005

        Mr. Michael H. Forster, age 59, has served as one of the Senior Partners of Operations of Internet Capital Group, Inc., a provider of capital and services to Internet businesses, since June 1998. From March 1996 to March 1998, Mr. Forster served as Senior Vice President of Worldwide Field Operations for Sybase, Inc., a database management solutions company. From April 1994 to March 1996, Mr. Forster was Sybase's Senior Vice President and President of Sybase's Information Connection Division. Mr. Forster has over 30 years of sales, marketing, and general management experience in the information technology industry. Mr. Forster is currently a director of several privately-held technology companies. Mr. Forster is nominated to serve as a Class III director.

        Mr. Thomas J. Meredith, age 51, has served as Chief Executive Officer of MFI Capital, the Meredith family's private investment arm, since August 2001. MFI specializes in asset management across a broad range of investment classes in both the public and private sectors. From 1996 through August 2001, Mr. Meredith served as a Senior Vice President of Dell Computer Corporation, and as its Chief Financial Officer from 1992 through 2001. Mr. Meredith is currently a director of FreeMarkets, Inc. and TippingPoint Technologies, Inc. Mr. Meredith is nominated to serve as a Class III director.

Directors Whose Terms Expire in 2003

        Mr. Andrew J. Filipowski, age 51, is one of our founders and has been Chairman of our Board of Directors and our Chief Executive Officer since our inception. Mr. Filipowski was our President from our inception until October 1999. He is also Chairman and Chief Executive Officer of Platinum Venture Partners, Inc., the previous general partner of the Platinum Venture Partners limited partnerships. Mr. Filipowski was a founder of PLATINUM technology International inc. and served as the Chairman of its Board of Directors, Chief Executive Officer, and President from its inception in 1987 until it was acquired by Computer Associates, Inc. in June 1999. Mr. Filipowski is also currently a director of Blue Rhino Corporation. Mr. Filipowski serves as a Class I director.

        Mr. Tommy Bennett, age 46, is a Senior Vice President of Computer Associates, where he has been since 1988. Mr. Bennett is responsible for merger and acquisitions, joint ventures, and other corporate development efforts of Computer Associates on a global basis. Mr. Bennett currently serves on our

Board as a representative of CBW/SK divine Investments, pursuant to board designation rights we had granted to CBW/SK divine Investments. He also serves as a director of Viewpoint Corporation and I-Storm, Inc. Mr. Bennett serves as a Class I director.

        Mr. John Cooper, age 42, has been the Managing General Partner of Think Tank Holdings, LLC since November 2001, serving as a business and financial advisor to current and future Think Tank companies. Prior to joining Think Tank, Mr. Cooper served as a Managing Director of Corporate Development for Microsoft Corporation since October 1999. He also served as the Senior Vice President of Corporate Development of Avio International from May 1997 to March 1999. In addition, he served as the Vice President of Corporate Development of First Data Corporation from June 1992 to April 1997, and at American Express Corporation prior thereto. Mr. Cooper serves as a Class I director.

        Mr. James E. Cowie, age 47, has been a General Partner of Frontenac Company, a Chicago-based private equity investment firm, since February 1989. Mr. Cowie is currently a director of Lante Corporation. Mr. Cowie currently serves on our Board as Frontenac's representative, pursuant to board designation rights we had granted to Frontenac. Mr. Cowie serves as a Class I director.

Directors Whose Terms Expire in 2004

        Mr. Michael P. Cullinane, age 52, is one of our founders and has been our Chief Financial Officer and Treasurer since our inception and one of our Executive Vice Presidents since August 1999. He is also a principal officer of Platinum Venture Partners, Inc. Mr. Cullinane served as Executive Vice President and Chief Financial Officer of PLATINUM from 1988 until it was acquired in June 1999. Mr. Cullinane is currently a director of Made2Manage Systems, Inc. and Vasco Data Security International, Inc. Mr. Cullinane serves as a Class II director.

        Mr. Paul L. Humenansky, age 44, is one of our founders, was one of our Executive Vice Presidents from August 1999 until October 2000, and has been our President and Chief Operating Officer since October 2000. He is also a principal officer of Platinum Venture Partners, Inc. Mr. Humenansky was a founder of PLATINUM and served as its Executive Vice President—Product Development from its inception in 1987 until its acquisition in June 1999. Mr. Humenansky also served as Chief Operations Officer of PLATINUM from January 1993 until its acquisition. Mr. Humenansky serves as a Class II director.

        Mr. Arthur W. Hahn, age 57, has been a partner with the law firm of Katten Muchin Zavis Rosenman since 1984 and is a member of the firm's executive committee. Mr. Hahn was Chairman of the faculty of the Illinois Institute of Technology Chicago-Kent College of Law Graduate School of Financial Services Law from its inception in 1985 through 1999. Mr. Hahn serves as a Class II director.

        Mr. J. Kevin Nater, age 38, has served as Vice President and Treasurer of Dell Computer Corporation since March 1999. From February 1997 through the assumption of his current position, Mr. Nater held various positions at Dell, including, Vice President and Assistant Treasurer, Vice President of Corporate Finance and Risk Management, and Director of Corporate Finance. Prior to joining Dell in 1997, Mr. Nater held various positions over a 12-year period at Citicorp. Mr. Nater currently serves on our Board as Dell's representative, pursuant to board designation rights we had granted to Dell. Mr. Nater serves as a Class II director.

We recommend that you vote "FOR" the election
of each of the nominees for director.

Meetings and Committees of the Board

        Our Board of Directors has three standing committees. They are the Audit Committee, the Compensation Committee, and the Investment Company Act Compliance Committee. The functions and membership of each Committee are described below. The Board does not have a standing nominating committee.

        Our Audit Committee recommends the independent public accountants to be engaged by us, considering independence and effectiveness. It also reviews the plan, scope, and results of our annual audit, reviews our accounting and financial controls, and reviews our accounting principles and financial disclosure practices with our independent public accountants. Our audit committee consists solely of non-employee directors. The current members of the Audit Committee are Messrs. Bennett (chairman), Cowie, and Meredith.

        Our Compensation Committee reviews, monitors, administers, and establishes or recommends to our full Board of Directors compensation arrangements for our Chief Executive Officer and other members of our senior management. Our Compensation Committee also administers our incentive compensation plans and determines the number of shares covered by, and terms of, options to be granted to executive officers and other key employees under these plans. Our Compensation Committee consists solely of non-employee directors. The current members of the Compensation Committee are Messrs. Cowie (chairman), Forster, and Meredith.

        Our Investment Company Act Compliance Committee has the responsibility for ensuring that we do not become required to register as an investment company and subject to regulation under the Investment Company Act, including, specifically, responsibility for determining the value of our securities holdings, total assets, and net income (loss) after taxes, as required from time to time but not less frequently than the end of each of our fiscal quarters. The current members of our Investment Company Act Compliance Committee are Messrs. Hahn (chairman) and Forster.

        During 2001, the Board of Directors held seventeen meetings, the Audit Committee held four meetings, the Compensation Committee held five meetings, and the Investment Company Act Compliance Committee held no meetings. In 2001, no director participated in less than 75% of the aggregate of all actions of the Board and all actions of committees of the Board on which such director served.

        In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Report of the Audit Committee", "Report of the Compensation Committee", and "Performance Graph" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by us under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Report of the Audit Committee

        The Audit Committee operates under a written charter adopted by the Board of Directors. All members of the Audit Committee meet the independence standards established by the New York Stock Exchange. Mr. Cowie was elected to the Audit Committee to fill the vacancy created by the resignation of John Rau from our Board on April 2, 2002.

        The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management's implementation of divine's financial reporting process. In discharging its oversight role, the Audit Committee reviewed and discussed with management and KPMG LLP, the independent auditor, the audited financial statements of divine, inc. as of and for the year ended December 31, 2001. Management of divine is responsible for those financial statements and the reporting process, including the system of internal controls. The independent auditor is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

        The Audit Committee met privately with KPMG, and discussed issues deemed significant by the auditor, including those required by Statements on Auditing Standards No. 61 and No. 90 (Communications with Audit Committees), as amended. In addition, the Audit Committee received from KPMG the written disclosures and the letter required by Independence Standards Board Standard No. 1, and the Audit Committee has discussed with KPMG its independence from divine and its management. The Audit Committee also considered whether the provision of non-audit services by KPMG was compatible with maintaining its independence.

        Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be filed with divine's Annual Report on Form 10-K for the year ended December 31, 2001.

By the Audit Committee:

Arrangements for Nomination as Director and Committee Member

        Nominations for election of directors are made by the Board of Directors. Nominations also may be made by a committee appointed by the Board or by any stockholder entitled to vote in the election of directors. See "Submitting Your Proposals for the 2003 Annual Meeting" at the end of this Proxy Statement for a description of the procedures you need to follow if you want to nominate someone as a director.

        Under the stockholders agreement that we entered into with the holders of our series D and D-1 preferred stock, (1) we, (2) Messrs. Filipowski, Cullinane, and Humenansky, and certain other persons, and their respective affiliates, and (3) the purchasers of our series D and D-1 preferred stock, have agreed to take all necessary actions so that:

  •
  one member of our Board of Directors can be designated by each of: (1) CBW/SK divine Investments, (2) First Chicago Investment Corporation and Cross Creek Capital Partners X, LLC, which we together refer to as First Chicago Equity Capital, (3) Frontenac VII Limited Partnership and Frontenac Masters VII Limited Partnership, which we together refer to as Frontenac, and (4) Microsoft Corporation; and

  •
  two members of our Board of Directors can be designated by Dell USA L.P., which also held our series D preferred stock.

Additionally, we have agreed under that stockholders agreement to take all actions necessary so that one of the directors designated by each of Frontenac and Dell is designated as a member of our executive committee in the event that our Board of Directors has an executive committee. However, none of CBW/SK divine Investments, First Chicago Equity Capital, Frontenac, Microsoft, or Dell will have any of these rights if it does not continue to own at least 25% of the capital stock originally purchased by it. First Chicago Equity Capital and Microsoft Corporation have elected not to exercise their board designation rights, and Dell has elected to designate only one director.

        In connection with the purchase of 5,555,555 shares of our class C convertible common stock, which were subsequently converted to 5,555,555 shares of Common Stock, for $50,000,000 in a private placement concurrent with our initial public offering in July 2000, we agreed to take all action necessary to elect a nominee of Compaq to our Board of Directors. Compaq will have this right to nominate a director so long as it continues to own at least 25% of the shares originally purchased by it in the private placement. Compaq has elected not to exercise its board designation rights.

        As of March 27, 2002, the number of shares owned, the number of shares needed to maintain board designation rights, and the members of our Board of Directors designated by each of the entities with board designation rights are shown across from their names below:

Investor	Shares Owned		Shares Needed to Designate Director(s)	Designated Board Member(s)
CBW/SK divine Investments	3,839,225	*	1,041,667	Tommy Bennett
Compaq Computer Corporation	5,555,555		1,388,889	None
Dell	17,744,964		4,166,667	J. Kevin Nater
First Chicago Equity Capital	2,474,998		618,750	None
Frontenac	2,662,532		623,958	James E. Cowie
Microsoft	9,722,221		1,041,667	None

*
Determined on an aggregate basis including shares owned by the affiliates of CBW/SK divine Investments, as last reported us by these affiliates.

PROPOSAL 2.  APPOINTMENT OF OUR INDEPENDENT AUDITORS

        Subject to your ratification, the Audit Committee of the Board of Directors has selected, and our Board of Directors has approved, the accounting firm of KPMG LLP to serve as our independent auditors for 2002. KPMG LLP has served as our independent auditors since our formation in May 1999 and also has provided non-audit services from time to time.

Audit Fees

        The aggregate fees and expenses of KPMG LLP for professional services provided to us for the audit of our annual consolidated financial statements for 2001 and the review of the consolidated financial statements included in our Reports on Form 10-Q for 2001 were approximately $872,000.

Financial Information Systems Design and Implementation Fees

        We did not incur any fees or expenses of KPMG LLP for financial information system design and implementation services during 2001.

All Other Fees

        The aggregate fees and expenses for all other services provided to us by KPMG LLP during 2001 were approximately $2,550,000. These services primarily related to the review of our financial statements and the financial statements of a number of other companies we acquired. They also included tax services and acquisition due diligence services.

        All audit and non-audit services provided by KPMG LLP are approved by the Audit Committee, which considers whether the provision of non-audit services is compatible with maintaining the auditor's independence.

        Representatives of KPMG LLP will be available at the annual meeting to respond to your questions. They have advised us that they do not presently intend to make a statement at the annual meeting, although they will have the opportunity to do so.

We recommend that you vote "FOR" ratification of the appointment of
KPMG LLP as independent auditors for 2002.

PROPOSAL 3.  APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

        Our Board of Directors has unanimously adopted a resolution approving, and recommending to our stockholders for approval, a proposal to amend Article IV of our Certificate of Incorporation authorizing a reverse stock split of the shares of Common Stock at a ratio ranging from 1-for-10 to 1-for-25, as determined by the Board to be in our best interests (the "Reverse Stock Split"), or to abandon the Reverse Stock Split. The form of the proposed amendment is attached to this proxy statement as Exhibit A (the "Reverse Stock Split Amendment"). We believe that approval of a range of reverse split ratios, rather than approval of a specific reverse split ratio, provides the Board with maximum flexibility to achieve the purposes of the Reverse Stock Split. The Reverse Stock Split Amendment will effect the Reverse Stock Split by reducing the number of outstanding shares of Common Stock by the ratio determined by the Board to be in our best interests, but will not increase the par value of our Common Stock, and will not change the number of authorized shares of Common Stock.

Reasons for the Reverse Stock Split Amendment

        Since our initial public offering in July 2000, our Common Stock has been listed on the Nasdaq National Market. The continued listing criteria of the Nasdaq National Market require, among other things, that our Common Stock maintain a closing bid price in excess of $1.00 per share. On February 14, 2002, we received a letter from Nasdaq informing us that, for the prior 30 consecutive trading days, the price of our Common Stock had closed below the $1.00 per share requirement for continued listing in the Nasdaq National Market. In addition, the letter notified us that if the minimum bid price for our Common Stock had not closed above $1.00 for at least 10 consecutive trading days before May 15, 2002, our Common Stock would be delisted from the Nasdaq National Market, pending any appeals to Nasdaq that we may make. In the event that our Common Stock has not regained compliance with this minimum bid price by May 15, 2002, we intend to appeal any delisting procedure. We expect to request a hearing before a Nasdaq Listing Qualifications Panel, at which we expect to present our plan to effect a reverse stock split, pending approval by our stockholders, to increase the minimum bid price of our Common Stock to above $1.00.

        The Board has determined that the continued listing of our Common Stock on the Nasdaq National Market is in the best interests of our stockholders. If our Common Stock was delisted from the Nasdaq National Market, we believe that the liquidity in the trading market for our Common Stock would be significantly decreased, which would likely reduce the trading price and increase the transaction costs of trading shares of our Common Stock. In addition, the continued listing of our Common Stock on the Nasdaq National Market is a condition to our ability to close our pending acquisitions of Delano Technology Corporation and Viant Corporation, and if our Common Stock was delisted from the Nasdaq National Market, we may not be able to complete those acquisitions.

        The purpose of the Reverse Stock Split is to increase the market price of our Common Stock. We intend to effect a reverse split only if the Board believes that a decrease in the number of shares outstanding is likely to improve the trading price for our Common Stock and improve the likelihood that we will be allowed to maintain our listing on the Nasdaq National Market. The Reverse Stock Split will be effectuated at a ratio ranging from 1-for-10 to 1-for-25, determined in the Board's sole discretion. In determining the ratio of the Reverse Stock Split, the Board will assess numerous factors, including an analysis of our most recent financial and operating performance and general economic conditions, and will place emphasis on the closing price of our Common Stock on the days immediately preceding the day on which the Reverse Stock Split Amendment is filed. The judgment of the Board as to the ratio will be conclusive.

        If our stockholders authorize the Reverse Stock Split proposal, the Board will have the discretion to implement a Reverse Stock Split once before the first anniversary of this Annual Meeting, or effect no Reverse Stock Split at all. If the trading price of our Common Stock increases without a Reverse Stock Split, the Reverse Stock Split may not be necessary. We cannot assure you, however, that the market price of our Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split, that the market price of the post-split Common Stock can be maintained above $1.00, or that our Common Stock will not be delisted from the Nasdaq National Market for other reasons.

        If our stockholders approve the Reverse Stock Split at this Annual Meeting, the Reverse Stock Split will be effected, if at all, only if the Board determines that the Reverse Stock Split (in a ratio determined by the Board within the limits we have described) is in the best interests of us and our stockholders at that time. No further action on your part will be required to either effect or abandon the Reverse Stock Split. If no Reverse Stock Split is effected by the first anniversary of this Annual Meeting, the Board's authority to effect the Reverse Stock Split will terminate, and approval of our stockholders again would be required before we could implement any reverse stock split.

Potential Effects of the Reverse Stock Split

        Pursuant to the Reverse Stock Split, each holder of Common Stock, par value $.001 per share ("Old Common Stock"), immediately prior to the effectiveness of the Reverse Stock Split will become the holder of fewer shares of Common Stock, par value $.001 per share ("New Common Stock"), after consummation of the Reverse Stock Split.

        Although the Reverse Stock Split will not, by itself, impact our assets or prospects, the Reverse Stock Split could result in a decrease in the aggregate market value of our Common Stock. The Board believes that this risk is outweighed by the benefits of the continued listing of our Common Stock on the Nasdaq National Market.

        If approved, the Reverse Stock Split will result in some stockholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

        Based on 457,145,645 shares of Common Stock outstanding as of March 27, 2002, the following table reflects the approximate percentage reduction in the outstanding shares of Common Stock and the approximate number of shares of Common Stock that would be outstanding as a result of the Reverse Stock Split:

	Proposed Reverse Split Ratio
Shares Outstanding
	1-for-10	1-for-15	1-for-20	1-for-25
Before Reverse Stock Split	457,145,645	457,145,645	457,145,645	457,145,645
After Reverse Stock Split	45,714,565	30,476,376	22,857,282	18,285,826

        All outstanding options, warrants, rights, and convertible securities will be appropriately adjusted for the Reverse Stock Split, as required by their terms, automatically on the Effective Date (as defined below). The Reverse Stock Split will affect all stockholders equally and will not affect any stockholder's proportionate equity interest in us except for those stockholders who would receive an additional share of Common Stock in lieu of a fractional share. None of the rights currently accruing to holders of the Common Stock, options or warrants to purchase Common Stock, or securities convertible into Common Stock will be affected by the Reverse Stock Split. Following the Reverse Stock Split, each share of New Common Stock will entitle the holder thereof to one vote per share and will otherwise be identical to the Old Common Stock. The Reverse Stock Split also will have no effect on the number of authorized shares of Common Stock or the par value of the Common Stock.

        We are currently authorized to issue a maximum of 2,500,000,000 shares of Common Stock. As of March 27, 2002, there were 457,145,645 shares of Common Stock issued and outstanding. Although the number of authorized shares of Common Stock will not change as a result of the Reverse Stock Split, the number of shares of Common Stock issued and outstanding will be reduced to a number that will be approximately equal to the number of shares of Common Stock issued and outstanding immediately prior to the effectiveness of the Reverse Stock Split, in accordance with the ratio of the Reverse Stock Split. Thus, the Reverse Stock Split will effectively increase the number of authorized and unissued shares of Common Stock available for a future issuance by as much as twenty-five-fold. Following the Reverse Stock Split, the Board would have the authority, subject to applicable corporation law and Nasdaq requirements, to issue these authorized and unissued shares without further stockholder approval, upon terms and conditions the Board deems appropriate. Although the Board has no intention of doing so, the Common Stock could be issued in this manner, and pursuant to terms and conditions, that would make a change of control of us or removal of our management more difficult. Except for our pending acquisitions of Delano Technology Corporation and Viant Corporation, we do not have any plans, proposals, or understandings to issue a portion of the additional shares that would be available if the reverse stock split is approved and implemented.

Rights and Preferences of our Common Stock

        With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of Common Stock prior and subsequent to the Reverse Stock Split will remain the same. After the effectiveness of the Reverse Stock Split, we do not anticipate that our financial condition, the percentage ownership of management, the number of our stockholders, or any aspect of our business would materially change as a result of the Reverse Stock Split.

        Our Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Stock Split will not affect the registration of our Common Stock under the Exchange Act.

Increase of Shares of Common Stock Available for Future Issuance

        As a result of the Reverse Stock Split, there will be a reduction in the number of shares of Common Stock issued and outstanding, and an associated increase in the number of authorized shares that would be unissued and available for future issuance after the Reverse Stock Split. The increase in these available shares could be used for any proper corporate purpose approved by the Board.

        Holders of our Common Stock have no preemptive or other subscription rights. Preemptive rights would give holders a right to purchase a pro rata portion of new securities issued by us. Preemptive rights protect these holders from dilution to some extent by allowing holders to purchase shares according to their percentage ownership in each issuance of new securities. Therefore, we may issue our shares in a manner that dilutes our current stockholders.

Effectiveness of the Reverse Stock Split

        The Reverse Stock Split, if approved by our stockholders, will become effective (the "Effective Date") upon our filing with the Delaware Secretary of State of a Certificate of Amendment to our Certificate of Incorporation, in substantially the form of the Reverse Stock Split Amendment attached to this Proxy Statement as Exhibit A, with the exact split ratio to be determined by our Board. We expect that this filing will take place on or shortly after the date of our Annual Meeting, assuming that our stockholders approve the Reverse Stock Split. However, the Board will determine the exact timing of the filing of the Certificate of Amendment, based upon its evaluation as to when this action will be most advantageous to us and our stockholders, and the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time before filing the Reverse Stock Split Amendment, the Board, in its sole discretion, determines that it is no longer in the best interests of us and our stockholders.

        Beginning on the Effective Date, each certificate representing shares of Old Common Stock will be deemed for all corporate purposes to evidence ownership of the reduced number of shares of Common Stock resulting from the Reverse Stock Split. As soon as practicable after the Effective Date, stockholders will be notified by a press release as to the effectiveness of the Reverse Stock Split, and instructed as to how and when to surrender their certificates representing shares of Old Common Stock in exchange for certificates or other evidence representing shares of New Common Stock. We intend to use Computershare Trust Company of New York as our exchange agent to effect the exchange of certificates following the Reverse Stock Split. No service charges will be payable by you in connection with the exchange of certificates. All of these expenses will be borne by us. YOU SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND YOU SHOULD NOT SUBMIT TO US ANY CERTIFICATES UNTIL WE REQUEST THAT YOU DO SO.

Fractional Shares

        We will not issue fractional shares of Common Stock in connection with the Reverse Stock Split. Instead, any fractional share that results from the Reverse Stock Split will be rounded up to the next whole share of our Common Stock.

Certain Federal Income Tax Consequences

        The receipt of New Common Stock, including whole shares issued in lieu of fractional shares, solely in exchange for Old Common Stock generally will not result in recognition of gain or loss to you. The adjusted tax basis of your New Common Stock will be the same as the adjusted tax basis of the shares of your Old Common Stock, and your holding period of the New Common Stock will include the holding period of your Old Common Stock. We will not recognize any gain or loss as a result of the Reverse Stock Split. This summary of certain federal income tax consequences is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practices in effect on the date of this proxy statement and is for general information only. It does not address consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers, or insurance companies). You are urged to consult your own tax advisor to determine the particular consequences to you.

Accounting Effects of the Reverse Stock Split

        Following the Reverse Stock Split, the par value of our Common Stock will remain the same. As a result, our stated capital will be reduced and capital in excess of par value (additional paid-in capital) increased accordingly. Stockholders' equity will remain unchanged. Our per share loss or income will be increased because there will be fewer shares of Common Stock outstanding.

Appraisal Rights

        No appraisal rights are available, under Delaware law or under our Certificate of Incorporation or Bylaws, if you dissent from or vote against the proposal to approve the Reverse Stock Split Amendment. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally. Although the nature and extent of these rights or actions are uncertain and may vary depending upon the facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

Required Vote

        The affirmative vote of a majority of all of our outstanding Common Stock entitled to vote at the Annual Meeting is required to approve the Reverse Stock Split proposal.

We recommend that you vote "FOR" approval of the Amendment to the
Certificate of Incorporation effecting a reverse stock split.

OTHER MATTERS

        We know of no matters to be brought before the annual meeting other than those described above. If any other business should come before the meeting, we expect that the persons named in the enclosed proxy will vote your shares in accordance with their best judgment on that matter.

PRINCIPAL STOCKHOLDERS

        The following table sets forth, as of March 27, 2002, certain information regarding the beneficial ownership of the Common Stock by:

  •
  each person known by us to be the beneficial owner of 5% or more of the outstanding Common Stock;

  •
  each of our directors and executive officers; and

  •
  all of our directors and executive officers as a group.

        There were approximately 2,250 record holders and approximately 61,000 beneficial holders of Common Stock and 457,145,645 shares of Common Stock outstanding on March 27, 2002.

	Shares Beneficially Owned
Name(1)	Number(2)	Percent
Aleksander Szlam (3)	34,952,391	7.6%
Andrew J. Filipowski (4)	16,798,686	3.7
Michael P. Cullinane (5)	2,033,137	*
Paul L. Humenansky	1,907,661	*
Tommy Bennett	161,666	*
James E. Cowie (6)	2,832,531	*
John Cooper	95,000	*
Michael H. Forster	160,999	*
Arthur W. Hahn (7)	242,644	*
Thomas J. Meredith (8)	100,000	*
Kenneth A. Mueller	349,844	*
J. Kevin Nater (8)	0	*
John Rau (9)	337,665	*
Jude M. Sullivan	27,438	*
Edward V. Szofer	0	*
All directors and executive officers as a group (14 persons) (4)(5)(6)(7)(8)(9)	25,047,271	5.4%

*
Represents less than 1% of the outstanding Common Stock.

(1)
Unless otherwise indicated, the address of such person is c/o divine, inc., 1301 N. Elston Avenue, Chicago, Illinois 60622.

(2)
The numbers and percentages of shares owned by the directors, the Named Executive Officers, and by all officers and directors as a group assume in each case that currently outstanding stock options covering shares of Common Stock that were exercisable within 60 days of March 27, 2002 had been exercised by that person or group as follows: (i) Andrew J. Filipowski—1,832,392; (ii) Michael P. Cullinane—1,000,000; (iii) Paul L. Humenansky—1,043,614; (iv) Tommy Bennett—120,000; (v) James E. Cowie—120,000; (vi) John Cooper—95,000; (vii) Michael H. Forster—120,000; (viii) Arthur W. Hahn—64,166; (ix) Thomas J. Meredith—0; (x) Kenneth A. Mueller—95,833; (xi) J. Kevin Nater—0; (xi) John Rau—120,000; (xiii) Jude M. Sullivan—22,292; (xiv) Edward V. Szofer—0; and (xv) all directors and executive officers as a group—4,633,297.

(3)
Includes [34,934,058] shares of Common Stock beneficially owned by Szlam Partners, L.P., a partnership controlled by Mr. Szlam.

(4)
Includes 11,491,152 shares of Common Stock beneficially owned by AJF-1999 Trust U/A/D 5/20/99, a trust for which Mr. Filipowski is co-trustee, 113,845 shares of Common Stock beneficially owned by Robinwood Investment Company L.P., a limited partnership controlled by Mr. Filipowski, and 33,333 shares of Common Stock beneficially owned by Platinum Construction Corp, a corporation controlled by Mr. Filipowski.

(5)
Excludes 38,333 shares of Common Stock held by trusts for which Mr. Cullinane serves as trustee.

(6)
Includes 2,535,585 shares held by Frontenac VII Limited Partnership and 126,947 shares held by Frontenac VII Masters Limited Partnership, of which Mr. Cowie is a general partner.

(7)
Includes 53,333 shares held in a trust for the benefit of Mr. Filipowski's children, of which Mr. Hahn is the trustee. One-half of options granted to Mr. Hahn under our Stock Incentive Plans were transferred to Katten Muchin Zavis Rosenman, Mr. Hahn's law firm, immediately upon grant.

(8)
Options to purchase Common Stock that were granted under our Stock Incentive Plans for periods when serving as a Board designee of Dell Computer Corporation were transferred to Dell immediately upon grant.

(9)
Mr. Rau resigned as one of our directors on April 2, 2002.

EXECUTIVE COMPENSATION

        The following table sets forth, on an annualized basis with respect to salary information, information regarding the compensation we paid to our Chief Executive Officer and each of our other executive officers (hereinafter, the "Named Executive Officers") for all services they rendered to us for the fiscal year ended December 31, 2001.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Securities Underlying Options/SARs (#)	All Other Compensation ($)(2)
Andrew J. Filipowski (3) Chairman of the Board and Chief Executive Officer	2001 2000 1999	— — —	400,000 —	66,900 36,200 15,300	1,666,666 — 229,166	111,065 47,532 —
Michael P. Cullinane (4) Executive Vice President, Chief Financial Officer, and Treasurer	2001 2000 1999	487,500 336,000 —	— — —	— — —	1,000,000 — 104,666	48,790 20,453 —
Paul L. Humenansky (4) President and Chief Operating Officer	2001 2000 1999	487,500 336,000 —	— — —	— — —	1,000,000 41,666 125,000	60,861 14,603 —
Kenneth A. Mueller (5) Senior Vice President and Controller	2001	373,995	—	—	300,000	—
Edward V. Szofer (6) President of Professional Services Division	2001	277,500	75,000	—	450,000	—

(1)
Represents taxable income attributed to personal use of corporate aircraft in accordance with Internal Revenue Service requirements.
(2)
Represents the portion of premiums we paid for life and disability insurance benefits for the named individual and the forgiveness of interest on his stock option loan calculated in accordance with Internal Revenue Service requirements.
(3)
Mr. Filipowski has agreed to waive his base salary through June 15, 2004.
(4)
Each of Mr. Cullinane and Mr. Humenansky waived his base salary through June 30, 2000.
(5)
Mr. Mueller became an executive officer of divine in October 2001.
(6)
Mr. Szofer was hired in April 2001. Prior to joining us, Mr. Szofer served as chief development officer and director of marchFIRST, Inc. On April 12, 2001 marchFIRST filed for relief under Chapter 11 of the Federal Bankruptcy Code.

        The following table sets forth individual grants of stock options made to the Named Executive Officers during 2001.

OPTION GRANTS IN LAST FISCAL YEAR

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)(4)
	Number of Shares Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year
				Exercise or Base Price(2)	Expiration Date
Name						5%	10%
Andrew J. Filipowski	1,666,666	(1)	3.48%	$1.25	3/22/11	$1,310,197	$3,320,295
Michael P. Cullinane	1,000,000	(1)	2.09%	1.25	3/22/11	786,118	$1,992,178
Paul L. Humenansky	1,000,000	(1)	2.09%	1.25	3/22/11	786,118	$1,992,178
Kenneth A. Mueller	300,000	(3)	0.63%	1.36	8/2/11	256,589	$650,247
Edward V. Szofer	450,000	(3)	0.94%	1.36	8/2/11	384,884	$975,370

(1)
These options granted are immediately exercisable, but vest in full one year from the grant date if the executive continues to be employed by us that date. The shares of our Common Stock issuable upon exercise of these options are subject to restrictions on transfer and a right of repurchase by us at a price per share equal to the lower of the option exercise price and the fair market value per share of our Common Stock. These restrictions and repurchase right expire based on the option vesting schedule.

(2)
The exercise price of each of these options equaled the fair market value per share of our Common Stock on the grant date, as determined by the Compensation Committee of our Board of Directors.

(3)
These options granted are immediately exercisable, but vest in equal annual installments on the first four anniversaries of the grant date if the executive continues to be employed by us on each of these anniversaries. The shares of our Common Stock issuable upon exercise of these options are subject to restrictions on transfer and a right of repurchase by us at a price per share equal to the lower of the option exercise price and the fair market value per share of our Common Stock. These restrictions and repurchase right expire based on the option vesting schedule.

(4)
These amounts represent certain assumed annual rates of appreciation calculated from the exercise price, as required by the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Common Stock holdings depend on the future performance of our Common Stock. We cannot assure you that the amounts reflected in this table will be achieved.

        The following table provides information about the value of shares of Common Stock acquired upon exercise of options and the value of unexercised options to purchase our Common Stock for the Named Executive Officers.

AGGREGATE 2001 OPTION VALUES

			Number of Securities Underlying Unexercised Options at 12/31/01		Value of Unexercised In-the-Money Options at 12/31/01*
	Shares Acquired Upon Exercise (#)
Name		Value Realized ($)	Vested and Exercisable (#)	Unvested or Unexercisable (#)	Vested and Exercisable ($)	Unvested or Unexercisable ($)
Andrew J. Filipowski	—	—	165,727	1,701,506	85,010	8,013
Michael P. Cullinane	—	—	—	1,000,000	—	—
Paul L. Humenansky	—	—	43,614	1,000,000	28,523	—
Kenneth A. Mueller	—	—	115,278	401,388	—	—
Edward V. Szofer	—	—	—	450,000	—	—

*
This column indicates the aggregate amount, if any, by which the market value of our Common Stock on December 31, 2001 exceeded the options' exercise price, based on the closing price per share of our Common Stock on December 31, 2001 of $0.74 on the Nasdaq National Market.

Compensation of Directors

        Our directors do not currently receive any cash compensation for their service as members of our Board of Directors, although we may decide to provide them with cash compensation in the future. We reimburse each director who is not our officer or employee for reasonable out-of-pocket expenses incurred in attending board and committee meetings. During 2001 we granted each of our non-employee directors (except Mr. Nater, who joined our board in August 2001) options to purchase an aggregate of 111,667 shares of our Common Stock. While serving as Dell's representative on our Board of Directors, Mr. Meredith transferred these options to Dell USA L.P. After retiring from Dell in August 2001, Mr. Meredith remained on our board and received options to purchase an aggregate of 120,000 shares of our Common Stock. After his appointment as Dell's representative on our board, we granted Mr. Nater options to purchase 25,000 shares of our Common Stock. Mr. Nater transferred these options to Dell USA L.P. Mr. Hahn transferred to his law firm, Katten Muchin Zavis Rosenman, one-half of all options to purchase shares of our Common Stock that he received during 2001. In addition, our Stock Incentive Plan provides for the automatic grant on December 1 of each year of an option to purchase 25,000 shares of Common Stock to each person who is a non-employee director on the grant date. Directors who are also our employees receive no additional compensation from us for services they render in their capacity as directors.

        We entered into a three-year consulting agreement with Michael J. Jordan under which we agreed to use our best efforts to have Mr. Jordan elected to our Board of Directors, which occurred on March 13, 2000. Under the agreement, Mr. Jordan agreed to be a co-chairman of the do right committee of our Board of Directors and to perform promotional activities for us. In connection with the consulting agreement, we issued Mr. Jordan an option to purchase 166,666 shares of our Common Stock at a purchase price of $6.00 per share under our Stock Incentive Plan. The option was exercisable in full upon its grant, but vests as follows: 83,333 shares on the first anniversary of the grant date and 41,666 shares on each of the second and third anniversaries of the grant date, provided that Mr. Jordan continued to serve as a director and consultant on each of these anniversaries. Mr. Jordan exercised the option in full and purchased 166,666 shares of our Common Stock on March 10, 2000. We loaned Mr. Jordan $1,000,000 to pay the exercise price of the option. These shares were subject to restrictions on transfer and a right of repurchase by us at a price per share equal to the lower of the option exercise price and the fair market value per share of our Common Stock. These restrictions on transfers and repurchase rights expired based on the option vesting schedule. We waived our repurchase rights when Mr. Jordan resigned from our Board of Directors in January 2001. On July 18, 2000, we granted Mr. Jordan an option to purchase an additional 300,000 shares of our Common Stock at a purchase price of $9.00 per share under our Stock Incentive Plan. This option was exercisable in full upon its grant, but will vest as follows: 150,000 shares on the first anniversary of the grant date and 75,000 shares on each of the second and third anniversaries of the grant date.

  Advisory Board

        We have established an advisory board to assist our management team in addressing strategic issues in particular industries or geographic markets. We will seek members for this advisory board who are experienced business leaders or academics and who can provide high level insight and expert advice regarding our marketplaces and regions that we target. Our advisory board currently consists of 23 members, all of whom are our former directors. Each advisor will be expected to devote up to two days per year to performing his or her duties, including attending periodic meetings on at least a semi-annual basis. We granted, and will continue to grant, to each advisory board member, upon joining the advisory board, an option to purchase 10,000 shares of our Common Stock, which will be vested immediately and be exercisable at the fair market value on the date of grant. Subsequent grants will be considered by the Compensation Committee of our Board of Directors.

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee makes all compensation decisions with respect to our executive officers and administers our incentive compensation programs and plans. Messrs. Cowie, Forster, and Meredith currently serve as the members of our Compensation Committee. In addition, Mr. Greg Jones served as a member of our Compensation Committee during 2001. None of our executive officers currently serve, or in the past served, on the compensation committee or board of directors of any other company, the executive officers of which serve on our Compensation Committee or Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors, and any other person who owns more than 10% of our Common Stock, to file reports of ownership with the Securities and Exchange Commission. They also are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of the forms we received, we believe that during 2001 all filing requirements were complied with.

Employment Agreements

        In April 2001, we entered into an employment agreement with Andrew J. Filipowski, our Chief Executive Officer. Under the terms of his agreement, Mr. Filipowski will not receive any base salary until June 1, 2004. After June 1, 2004, his annual base compensation will be at least $1,000,000. Under the terms of his agreement, Mr. Filipowski also is entitled to an annual incentive bonus of at least $400,000 if his performance meets certain criteria established by our Compensation Committee. Mr. Filipowski's agreement also provides him with certain insurance benefits, an automobile allowance, and reimbursement for memberships in certain clubs and professional associations.

        If Mr. Filipowski's employment is terminated by us without cause, if his employment is constructively terminated by us, or if his employment is terminated for any reason after a change of control of us, he will be entitled to receive a lump sum payment equal to 130% of the greatest amount of aggregate incentive compensation and base salary paid to Mr. Filipowski during any period of 12 consecutive calendar months during the period of 36 consecutive calendar months immediately preceding termination of his employment, with a minimum amount of $1,400,000, multiplied by three. Subject to certain limitations, if the severance payable to Mr. Filipowski under the agreement constitutes an "excess parachute payment" and Mr. Filipowski becomes liable for any tax penalties on that payment, we will make a cash payment to him in an amount sufficient to make him whole for those penalties and other taxes triggered by our reimbursement of that tax.

        In the agreement, Mr. Filipowski also agreed that, for a period of six months after the date of termination of his employment for any reason other than expiration of the term, he will not own, operate, manage, control, invest in, participate in, or otherwise assist any entity that is in direct competition with us on the date of termination. Mr. Filipowski may invest in the stock of a competitor, but only if he is not involved in the business of the competitor and if he and his associates do not own more than an aggregate of 5% of the competitor's stock.

        In April 2001, we also entered into employment agreements with Paul H. Humenansky, our President and Chief Operating Officer and Michael P. Cullinane, our Executive Vice President and Chief Financial Officer. These agreements with Mr. Humenansky and Mr. Cullinane are substantially the same as our agreement with Mr. Filipowski except that the annual base salary is $400,000, payable currently, the annual incentive bonus is at least $350,000, and the severance amount is calculated without any minimum amounts. Each of Messrs. Humenansky and Cullinane reimbursed to us their annual incentive bonus for 2001.

Change of Control Agreements for Certain Other Executives

        During February 2001, the Compensation Committee authorized us to enter into change of control agreements with certain of our officers. Under the terms of the form agreement, an employee who is a party to a change of control agreement will be entitled to a lump sum payment of 125% of his or her annual base compensation if the employee's employment with us is terminated (or the employee terminates for good reason) within two years after a change of control. As of April 1, 2002, eighteen employees were parties to change of control agreements, including Edward V. Szofer and Kenneth A. Mueller, our other named executive officers.

EQUITY COMPENSATION PLAN INFORMATION

        We have four equity compensation plans (excluding plans assumed by us in connection with acquisitions) under which we may issue our Common Stock to our employees, officers, and directors. These plans are our: 1999 Stock Incentive Plan, 2001 Stock Incentive Plan, eshare/divine 2001 Stock Incentive Plan I, and eshare/divine 2001 Stock Incentive Plan II. All of these compensation plans except the eshare/divine 2001 Stock Incentive Plan II have been approved by our stockholders. The following table provides information about our Common Stock that may be issued upon the exercise of options under all of our equity compensation plans as of December 31, 2001.

Plan Category(*)	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	59,143,073	$1.61	1,259,363
Equity compensation plans not approved by stockholders	—	—	—

*
This table does not include information regarding equity compensation plans assumed by us in mergers. A total of 15,704,690 shares of our Common Stock were issuable at December 31, 2001 upon exercise of options assumed by us in our acquisitions of Open Market, Inc.; eshare communications, Inc.; and Eprise Corporation. The weighted-average exercise price per share of those options was $4.83. No additional options may be granted under these assumed option plans.

REPORT OF THE COMPENSATION COMMITTEE

        The compensation of our executive officers and senior management is generally determined by the Compensation Committee of our Board of Directors. The Compensation Committee, which consists of three of our directors who are not officers or employees, also administers our incentive compensation plans and determines the number of shares covered by, and terms of, options to be granted to executive officers and other key employees under these plans. The following report is about compensation paid or awarded to our executive officers during 2001 and is furnished by our directors who comprise the Compensation Committee.

General Policies

        Our compensation program is intended to enable divine to attract, motivate, reward, and retain the management talent it needs to achieve its corporate objectives, and thereby increase stockholder value. To attain our goals, our general policy is to provide a significant portion of executive compensation in the form of at-risk, incentive-based compensation, like stock options. We believe that such a policy, which directly aligns the financial interests of management with your financial interests, provides the proper incentives to attract, reward, and retain high quality management. In determining the nature and amounts of compensation for divine's executive officers, we take into account all factors that we consider relevant, including overall business conditions and those in divine's general industry, divine's performance in light of those conditions, the market rates of compensation for executives of similar backgrounds and experience, and the performance of the specific executive officer. With respect to Mr. Filipowski, Mr. Humenansky, and Mr. Cullinane, we also take into consideration the fact that Mr. Filipowski has waived any base salary through June 15, 2004, and Mr. Humenansky and Mr. Cullinane waived any cash compensation from formation of divine through June 30, 2000.

        Section 162(m) of the Internal Revenue Code limits the deduction for federal income tax purposes of certain compensation paid by any publicly-held corporation to its chief executive officer and its four other highest compensated officers to $1 million per executive (the "$1 million cap"). The $1 million cap does not apply to "performance-based" compensation plans as defined under Section 162(m). We believe that divine's Stock Incentive Plan qualifies as a "performance-based" plan that is not subject to the $1 million cap. The other compensation currently paid to divine's executive officers is not expected to exceed the $1 million cap.

Policies for Calendar Year 2001

        During the first quarter of 2001, divine's board and management team determined that divine would focus on building an extended enterprise solution company through internal growth and complementary acquisitions of third party software and services companies. In the view of both the Compensation Committee and the Board of Directors, retention of a motivated senior management team was essential to effectively implementing our extended enterprise strategy, particularly at a time when our stock price was declining. We worked with divine's senior executive officers and outside compensation consultants to develop a compensation program designed to achieve these goals and we approved a compensation program that consists of a mix of cash compensation, equity incentives, and in three instances, restructuring of outstanding loans to executive officers.

Employment Agreements

        During February and March 2001, we worked with outside compensation consultants and certain of divine's officers to put into place employment agreements for Messrs. Filipowski, Humenansky, and Cullinane. The agreements are summarized under the caption "Employment Agreements" above. Based upon the recommendations of our outside consultants and a review of market comparables, we believe these agreements, which are the product of negotiation between the executive officers and the Compensation Committee, are appropriate and in line with our stated goal of retaining and motivating our executive management team through our development as an extended enterprise solution company.

Cash Compensation

        As a general matter, cash compensation paid to divine's officers consists primarily of salary. Base salaries for Mr. Humenansky and Mr. Cullinane are determined in accordance with their employment agreements. We determine base salaries for other officers and senior employees through a subjective assessment of responsibilities and position within divine, individual performance, and our overall performance. No specific corporate performance measures are considered.

Stock Options

        We consider incentive compensation in the form of stock options to be an integral, important, and relatively large part of executive compensation in particular and employee compensation generally. We grant stock options generally to executive officers and other employees upon their commencement of employment and on an annual basis. When making grants, we consider factors specific to each employee such as salary, position, and responsibilities. We also consider factors such as the rate of divine's development and growth, revenue growth, and the market value of the Common Stock. Option grants relating to recruiting and employment offers and special circumstances are recommended by management.

        All of our stock options which were granted prior to January 1, 2001 were significantly out of the money as of January 1, 2001. In an effort to retain and motivate our work force, we approved grants of options to purchase in the aggregate of approximately 28,681,000 shares of Common Stock to divine's employees in 2001 (not including options issued or options rolled over for employees of entities acquired by divine during 2001).

Chief Executive Officer Compensation

        Andrew J. Filipowski founded divine in May 1999 and has been our Chairman and Chief Executive Officer since that time. Mr. Filipowski's annual compensation was determined using the same criteria that we used to determine compensation levels for other corporate officers and was based on our assessment of Mr. Filipowski's overall performance and on information regarding awards made by similar companies. We believe that Mr. Filipowski's experience, dedication, and knowledge have been of vital importance to the successful and ongoing growth of the administration and operations of divine.

        As described above, we believe Mr. Filipowski is critical to divine's extended enterprise strategy. With this in mind, we worked with our outside compensation consultants and certain members of our management team to structure Mr. Filipowski's 2001 compensation program. Because Mr. Filipowski has agreed to waive his base salary through June 15, 2004, our focus was on providing him primarily with non-cash compensation. We believe that tying Mr. Filipowski's remuneration primarily to the performance of our Common Stock will motivate Mr. Filipowski to maximize stockholder value and is consistent with our policy of compensating all of our employees significantly through annual stock option grants. As a result, Mr. Filipowski's 2001 compensation consisted of (1) $0 base salary, (2) a $400,000 cash bonus, and (3) a grant of options to purchase 1,666,666 shares of our Common Stock. In addition, a promissory note from Mr. Filipowski to us in the amount of $1,031,427 was terminated in exchange for Mr. Filipowski transferring to us the 229,166 shares of our Common Stock that were pledged to secure that promissory note, as described in "Certain Transactions" below.

By the Compensation Committee:

PERFORMANCE GRAPH

        The following graph compares the percentage change in the cumulative total returns on our Common Stock, the Dow Jones & Co. Internet Services Index, and the Nasdaq Composite Index (assuming dividend reinvestment, except in our case because we have never paid cash dividends on the Common Stock) for the period beginning on July 11, 2000 (the date of our initial public offering) and ending on December 31, 2001 (which was the last trading day of our 2001 fiscal year).

Comparison of Cumulative Return
vs. Dow Jones Internet Services and Nasdaq Composite Indices *

	7/11/00	9/29/00	12/29/00	3/30/01	6/29/01	9/28/01	12/31/01
divine, inc.	$100.00	$41.67	$17.36	$18.00	$23.33	$6.89	$8.22
Dow Jones Internet Services Index	100.00	108.81	53.71	24.43	25.51	10.16	16.62
Nasdaq Composite Index	100.00	92.83	62.44	46.51	54.63	37.88	49.30

*
Assumes $100 invested on July 11, 2000 in our Common Stock, the Dow Jones & Co. Internet Services Index, and the Nasdaq Composite Index. Historical results are not necessarily indicative of future performance.

CERTAIN TRANSACTIONS

Loans to Executive Officers and Directors

        Prior to our initial public offering, we offered to loan to each of our employees, including our executive officers, and our non-employee directors an amount necessary to pay the exercise price of options we granted to that employee or director under the divine, inc. 1999 Stock Incentive Plan—Equity Compensation Loan Program. Under this program, we loaned the following amounts to our executive officers and directors, and the following amounts were outstanding at December 31, 2001:

Executive Officer/Director	Amount of Indebtedness ($)	Interest Rate (%)
Michael J. Jordan	1,000,000	6.80
Ronald D. Lachman	225,000	6.21
Mohanbir S. Sawhney	225,000	6.21
Timothy Stojka	225,000	6.21

        As of January 1, 2001, we also held 6.21% promissory notes of Messrs. Filipowski, Humenansky, and Cullinane in the aggregate principal amounts of $1,031,247, $749,997, and $468,747, respectively. These notes were also issued under the divine, inc. 1999 Stock Incentive Plan—Equity Compensation Loan Program in connection with the respective purchases by Messrs. Filipowski, Humenansky, and Cullinane, of 229,166, 166,666, and 104,166 restricted shares of our Common Stock, and were secured by a pledge of the restricted shares purchased. In September 200, we offered to all of our employees other than our executive officers the opportunity to restructure and terminate their promissory notes under that loan program in exchange for their surrender of the shares of Common Stock. In [April] 2001, as part of our effort to retain the services of Messrs. Filipowski, Humenansky, and Cullinane during 2001, we agreed to restructure their notes if they remained employed by us through 2001. The restructured notes were terminated in exchange for the executives surrendering the restricted stock that had been pledged as security for the notes during 2001. In connection with the note restructuring, we waived our right to interest due of $66,847, $48,074, and $30,385, respectively, from Messrs. Filipowski, Humenansky, and Cullinane. The interest waived is reflected in the "Other Compensation" column of the Summary Compensation table.

Real Estate Transactions

        Andrew J. Filipowski, our Chief Executive Officer, owns 33.3% and is a manager of Habitat-Kahney, LLC. In January 2000, we entered into a ten-year facility lease with Habitat-Kahney for additional space in Chicago, Illinois. We paid rent of $743,465 in 2001 and $730,080 in 2000 under this lease. We are also responsible for our share of the building's utilities and operating expenses.

Venture Capital Transactions

        Effective August 4, 1999, Platinum Venture Partners, Inc. withdrew, and we were substituted, as the general partner of each of Platinum Venture Partners I, L.P. and Platinum Venture Partners II, L.P. Messrs. Filipowski, Humenansky, and Cullinane are principal shareholders and officers of Platinum Venture Partners, Inc. Mr. Filipowski beneficially owns approximately 22.5%, and each of Messrs. Cullinane and Humenansky beneficially owns less than 5%, of the equity of Platinum Venture Partners, Inc. Platinum Venture Partners, Inc. beneficially owns a 2.7% limited partnership interest in Platinum Venture Partners I and a 1.0% limited partnership interest in Platinum Venture Partners II. Additionally, each of Messrs. Filipowski, Humenansky, Cullinane, and James E. Cowie, currently members of our Board of Directors, and Thomas Danis, Arthur Frigo, Gian Fulgoni, Jeffrey Jacobs,

and Lawrence Levy, some of our former directors, owns a limited partnership interest in Platinum Venture Partners I and/or Platinum Venture Partners II.

        As general partner of Platinum Venture Partners I, we receive an annual management fee, payable in advance in quarterly installments of 2 1/2% of the fair value of the partnership, adjusted annually by the increase in a consumer price index during the preceding calendar year. As general partner of Platinum Venture Partners II, we receive an annual management fee, payable in advance in quarterly installments, of 2 1/2% of the aggregate partner commitments, adjusted annually by the percentage increase in a consumer price index during the preceding calendar year. We received a total of approximately $588,000 and $815,000 from Platinum Venture Partners I and II management fees during 2001 and 2000, respectively.

Other Transactions

        Tommy Bennett, one of our directors, is a Senior Vice President of Computer Associates. In connection with our acquisition of eshare communications, Inc., we paid Computer Associates $1,000,000 to settle a pending dispute between eshare and Computer Associates. We also entered into a software licensing agreement with iCan SP, Inc., a wholly-owned subsidiary of Computer Associates, pursuant to which we agreed to pay an aggregate of $1,500,000 over the term of the 5-year license agreement. In 2001, we paid $100,000 to Computer Associates, representing the first installment due under the license agreement.

        Peter Bynoe, who served as one of our directors in 2001, was a partner in the law firm of Piper Marbury Rudnick & Wolfe (Piper Marbury) while he served on our board of directors. We paid Piper Marbury $370,000 for legal services in 2001.

        Thomas Danis and Teresa Pahl served on our board of directors during January 2001. Mr. Danis was a Managing Director of Aon Risk Services Mergers and Acquisitions group, and Ms. Pahl was an Executive Vice President of Aon Corporation while they served on our Board of Directors. We paid Aon Corporation $3,325,000 as broker with respect to our directors and officers liability insurance in 2001.

        Arthur Hahn, one of our directors, is a partner in the law firm of Katten Muchin Zavis Rosenman (KMZR). We paid KMZR approximately $2,189,000 for legal services in 2001.

        Michael Jordan, one of our former directors, entered into a consulting agreement with us in March 2000. The terms of this agreement are described above under the "Compensation of Directors" subheading of the section of the Proxy Statement captioned "Executive Compensation." Mr. Jordan resigned as one of our directors in January 2001.

        John Cooper, one of our directors, served as a Managing Director of Corporate Development of Microsoft Corporation from October 1999 through November 2001. We paid Microsoft $248,000 in 2001 for computer software and various consulting services. Additionally, in conjunction with our acquisition of HostOne in October 2001, we issued to Microsoft Corporation a total of 8,196,722 shares of our Common Stock in exchange for the cancellation of debt owed by marchFIRST to Microsoft.

        Thomas J. Meredith, one of our directors, served as Senior Vice President, Dell Ventures of Dell Computer Corporation (Dell) and Dell USA L.P. (Dell USA). Mr. Meredith retired from Dell and Dell USA in August 2001. J. Kevin Nater, one of our directors, currently serves as Vice President, Dell Ventures and Treasurer of Dell and Dell USA. Dell USA is a subsidiary of Dell. We paid Dell Computer Corporation $1,225,000 in 2001 for computers and servers.

        Aleksander Szlam, who served as one of our directors during January 2001, was the chairman and chief executive officer of eshare communications, Inc. while he served on our Board of Directors. We acquired eshare in October 2001. In conjunction with our acquisition of eshare, we entered into two separate stock repurchase arrangements with Mr. Szlam, related to the shares of our Common Stock that Mr. Szlam received in the acquisition. These arrangements gave Mr. Szlam the right to sell back a portion of his shares to us at an agreed-upon price (put option), while also giving us the right to buy back the same number of shares from Mr. Szlam at the same price (call option). In December 2001, the first buyback period, which covers 5,428,800 shares, was extended to be coterminous with the second buyback period. The second buyback period is effective for the time period beginning six months after the eshare merger (April 23, 2002) and ending 18 months after the merger (April 23, 2003), and relates to 5,959,200 shares of our Common Stock. The agreed-upon purchase price for the related put and call options is $0.53 per share. Accordingly, for one year beginning on April 23, 2002, Mr. Szlam has the right to sell to us, and we have a separate right to buy from Mr. Szlam, up to 11,388,000 shares of our Common Stock at $0.53 per share.

        Additionally, Mr. Szlam is affiliated with Szlam Partners, L.P. and Melita House, Inc., who own the properties on which eshare's U.S. and United Kingdom headquarters, respectively, are located. In conjunction with our acquisition of eshare, we purchased real estate options from both Szlam Partners and Melita House. Upon the closing of the eshare merger, we paid Szlam Partners $3,702,978 for a ten-year option to purchase eshare's property in the U.S. for $14,560,000 and paid Melita House $2,047,022 for a ten-year option to purchase eshare's property in the U.K. for £5,714,668 ($8,295,000 at December 31, 2001). Under these real estate option agreements, Szlam Partners and Melita House agreed not to raise the rental amounts due under, or otherwise adversely modify, the leases for these properties so long as we are not in default under the leases.

SOLICITATION OF PROXIES

        Our Board of Directors will solicit your proxy by mail. Your proxy may also be solicited by directors, officers, and a small number by our employees personally or by mail, telephone, facsimile, or otherwise. These persons will not be compensated for their services. Brokerage firms, banks, fiduciaries, voting trustees, or other nominees will be requested to forward our proxy soliciting material to the beneficial owners of stock held of record by them, and we have hired our transfer agent, Computershare Investor Services, LLC, to coordinate that distribution for a fee of approximately $1,500 plus expenses. The entire cost of the Board of Directors' solicitation will be borne by us.

SUBMITTING YOUR PROPOSALS FOR THE 2003 ANNUAL MEETING

        According to the rules of the Securities and Exchange Commission, if you want to submit a proposal for inclusion in the proxy material to be distributed by us in connection with our 2003 annual meeting of stockholders, you must do so no later than December    , 2002. Your proposal should be submitted in writing to the Secretary of the Company at our principal executive offices. In addition, our bylaws require that in order for you properly to bring any business before any meeting of stockholders, including nominations for the election of directors, you must provide written notice, delivered to the Secretary of the Company at our principal executive offices, not less than 45 nor more than 75 days prior to the first anniversary of the date we mailed the proxy material for our last annual meeting. In the event that the date of our next annual meeting is moved more than 30 days from the date of our last annual meeting, your notice must be received by us no later than 90 days before the date of our next annual meeting or 10 days following our announcement of the date of our next annual meeting. Your notice must include your name and address as it appears on our records and the class and number of shares of our capital stock you beneficially owned on the record date for the meeting. In addition, (1) for proposals other than nominations for the election of directors, your notice must include a description of the business you want brought before the meeting, your reasons for conducting that business at the meeting, and any material interest you have in that business, (2) for proposals relating to your nominations of directors, your notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Securities Exchange Act of 1934, as amended, and (3) for all proposals, your notice must indicate whether you intend to circulate a proxy statement and form of proxy.

GENERAL

        It is important that your proxy be returned promptly, or submitted by phone or Internet. If you are unable to attend the meeting, you are urged, regardless of the number of shares owned, to vote and submit your proxy by phone, by Internet, or by marking, dating, signing, and returning without delay your proxy card in the enclosed addressed envelope.

By Order of the Board of Directors Jude M. Sullivan Secretary and General Counsel

EXHIBIT A

CERTIFICATE OF AMENDMENT
OF
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DIVINE, INC.

        divine, inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Act"), DOES HEREBY CERTIFY THAT:

        1.    Section B of Article IV of the Corporation's Third Amended and Restated Certificate of Incorporation shall be amended, subject to stockholder approval, to add the following paragraphs:

          7.    Conversion of Class A Common Stock.

            (a)    At the time of the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, the Corporation shall effect a one-for           reverse stock split pursuant to which every          shares of the Corporation's Class A Common Stock issued and outstanding or held in treasury on the on the date hereof (the "Old Class A Common Stock") will be automatically converted into one new share of Class A Common Stock. Upon the occurrence of the reclassification effected by this Section B.7. (the "Conversion"), each certificate representing shares of Old Class A Common Stock shall automatically evidence, and shall be deemed to evidence, ownership of the number of shares of Class A Common Stock into which the shares previously evidenced by such certificate shall have been reclassified in accordance with this Section B.7., and the Conversion shall become effective in accordance with the terms hereof, whether or not any or all of the certificates evidencing Old Class A Common Stock shall have been surrendered or new certificates or other evidence of the numbers of shares of Class A Common Stock into which such shares have been reclassified have been issued in accordance with Section B.7(b) hereof.

            (b)    Following the occurrence of the Conversion, each holder of shares of Old Class A Common Stock shall either (a) surrender each certificate evidencing any such shares at the office of the Corporation or (b) notify the Corporation that such certificate has been lost, stolen, mutilated, or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with the reissuance of such lost, stolen, mutilated, or destroyed certificate. The Corporation shall thereupon issue and deliver to such holder a certificate or certificates, or other evidence of ownership, in the name shown on such certificate evidencing Old Class A Common Stock, for the number of whole shares of Class A Common Stock into which the shares of Old Class A Common Stock evidenced by the surrendered (or lost, stolen, mutilated, or destroyed) certificate have been reclassified, dated as of the date on which the Conversion becomes effective. The Corporation shall not be obligated to issue any certificate evidencing shares of Class A Common Stock in connection with the Conversion except in accordance with this Section B.7(b).

            (c)    Notwithstanding the foregoing, the Corporation shall not issue, nor pay any cash for, fractional shares to those stockholders entitled to a fractional interest in a share of Class A Common Stock issued pursuant to the Conversion. Instead any fractional share that results shall be rounded up to the to the next whole share of Class A Common Stock.

        2.    The aforementioned amendment was duly adopted in accordance with the provisions of Section 242 of the Act, and approved at an annual meeting of the stockholders of the Corporation, held upon notice in accordance with Section 222 of the Act, at which meeting the necessary number of shares as required by the Act were voted in favor of the amendment.

***[SIGNATURE PAGE FOLLOWS]***

        IN WITNESS WHEREOF, divine, inc. has caused this certificate to be signed by Andrew J. Filipowski, its Chief Executive Officer, and attested by Jude M. Sullivan, its Secretary, this         day of                        , 2002.

DIVINE, INC.
	By:	Andrew J. Filipowski Chief Executive Officer
ATTEST:
Jude M. Sullivan, Secretary

2

REVOCABLE PROXY	divine™	REVOCABLE PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
for the Annual Meeting of Stockholders on May 21, 2002—9:30 a.m.

        The undersigned hereby appoints Andrew J. Filipowski, Michael P. Cullinane, and Jude M. Sullivan, or any one of them, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of class A common stock of divine, inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on May 21, 2002, at 9:30 a.m., at divine's offices located at 1301 N. Elston Avenue, Chicago, Illinois, and at any and all postponements and adjournments thereof, as follows:

        This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted (1) FOR each of the Nominees listed, (2) FOR the proposal to ratify the action of the Board of Directors in appointing KPMG LLP as independent auditors for the Company in 2002, and (3) FOR the proposal to approve an amendment to the Company's Third Amended and Restated Certificate of Incorporation to effect a reverse stock split of all of the outstanding shares of Class A common stock, at a ratio between 1-for-10 and 1-for-25, to be determined later at the discretion of the Board of Directors. If any other business is presented at the Annual Meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

PLEASE MARK, SIGN, DATE, AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

^ FOLD AND DETACH HERE ^

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.

ADMISSION TICKET TO DIVINE'S 2002 ANNUAL MEETING OF STOCKHOLDERS

This is your Admission ticket to gain access to divine's 2002 Annual Meeting of Stockholders to be held at divine's offices located at 1301 N. Elston Avenue, Chicago, Illinois on May 21, 2002, at 9:30 a.m. Please present this ticket at one of the registration stations. Please note that seating is available on a first come, first served basis.

THIS TICKET IS NOT TRANSFERABLE

divine, inc.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. ( )

This Proxy will be voted in accordance with specifications made.
If no choices are indicated, this Proxy will be voted FOR the election of all of the Nominees and FOR Items 2 AND 3

1. Election of Directors— Nominees: 01 Michael H. Forster 02 Thomas J. Meredith	For All ( )	Withhold All ( )	For All Except ( )	2.	To ratify the action of the Board of Directors of the Company in appointing KPMG LLP as independent auditors for the Company in 2002.	For ( )	Against ( )	Abstain ( )
Nominee Exception(s)				3.
					To approve an amendment to the Company's Third Amended and Restated Certificate of Incorporation to effect a reverse stock split of all of the outstanding shares of Class A common stock, at a ratio between 1-for-10 and 1-for-25, to be determined later at the discretion of the Board of Directors.	For ( )	Against ( )	Abstain ( )
					In their discretion, on such other business as may properly come before the meeting.
					Check here if you plan to attend the Annual Meeting / /
Control Number
The Board of Directors recommends a vote FOR each of the Nominees listed, FOR the proposal to ratify the action of the Board of Directors in appointing KPMG LLP as independent auditors for 2002 and FOR the proposal to approve an Amendment to the Certificate of Incorporation effecting a reverse stock split.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders, a Proxy Statement dated April 22, 2002, and the Annual Report to Stockholders.
	Dated:	, 2002

Signature(s)

Please sign exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate official position or representative capacity.

*** YOU CAN VOTE BY TELEPHONE OR INTERNET! AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK ***
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
Have this proxy card in hand when you call.

TO VOTE BY PHONE (within the U.S. and Canada only)		TO VOTE BY INTERNET
•	Call toll free 1-888-892-6927 from a touch tone telephone. There is NO CHARGE for this call.	• Go to the following web site: www.computershare.com/us/proxy
•	Enter the six-digit Control Number located below your address on the proxy card and then follow the voting instructions.	• Enter the information requested on your computer screen, including our six-digit Control Number located below your address on the proxy card, then follow the voting instructions on the screen.
Option 1:	If you choose to vote as the Board of Directors recommends on ALL proposals, press 1. When asked, please confirm your vote by pressing 1 again.	If you vote by telephone or the Internet, DO NOT mail back this proxy card
Option 2:	If you choose to vote on EACH proposal SEPARATELY, press 0 and follow the recorded instructions. Your vote selections will be repeated and you will have an opportunity to confirm them.	Proxies submitted by telephone or the Internet must be received by 12:00 midnight, Central Time, on May 20, 2002.

THANK YOU FOR VOTING!

QuickLinks

PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS
SHARES OUTSTANDING AND VOTING RIGHTS
OTHER MATTERS
PRINCIPAL STOCKHOLDERS
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF THE COMPENSATION COMMITTEE
PERFORMANCE GRAPH
CERTAIN TRANSACTIONS
SOLICITATION OF PROXIES
SUBMITTING YOUR PROPOSALS FOR THE 2003 ANNUAL MEETING
GENERAL
  EXHIBIT A
CERTIFICATE OF AMENDMENT OF THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF DIVINE, INC.